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                                                             Exhibit 99.17(c)(2)

                           LIBERTY MEDIA CORPORATION
                     8101 East Prentice Avenue, Suite 500
                              Englewood, CO 80111


                                                              September 11, 1997

Robert L. Johnson
2915 Audubon Terrace, N.W.
Washington, D.C.  20018

Dear Mr. Johnson:

       This letter agreement (this "Agreement") confirms the agreement between Robert L. Johnson ("Johnson", which term shall include any entity formed by Mr. Johnson to hold the Company Securities (as defined below) beneficially owned by him) and Liberty Media Corporation ("Liberty") with respect to the proposed joint acquisition (the "Acquisition") of BET Holdings, Inc. (the "Company"). This Agreement sets forth the general terms and conditions under which Liberty and Johnson will act together in respect of the Acquisition, together with the rights and obligations of Johnson and Liberty in respect of each other in connection with the Acquisition.

       1.  The Acquisition.  Johnson and Liberty agree to proceed with the
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Acquisition jointly and, subject to the terms and conditions contained herein, to use their respective commercially reasonable efforts to cause the Acquisition to be consummated as promptly as practicable. Until the Acquisition is consummated, all material decisions with respect to the Acquisition (including, without limitation, decisions relating to the price to be offered to
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acquire the outstanding capital stock of the Company, the treatment of outstanding options, warrants or other rights to acquire securities of the Company, the structure of the Acquisition, and the settlement of any legal actions relating to the Acquisition) shall be as Johnson and Liberty may mutually agree. Johnson and Liberty agree to use their respective commercially reasonable efforts, acting in good faith, to resolve, on a mutually acceptable basis, any disagreements they may have with respect to such material decisions. The date of the consummation of the acquisition of all Company Securities (as defined below) (other than Company Securities owned by Johnson and Liberty) is hereinafter referred to as the "Acquisition Date."

       2.  Formation of Newco; Equity Interests.  (a) In order to facilitate
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the Acquisition, Johnson and Liberty intend to form an acquisition entity
("Newco," which term shall include the entity surviving any merger or business combination between the Company and Newco). The parties presently contemplate that Newco will be a Delaware corporation. Each of Johnson and Liberty agree, subject to both parties and any applicable lenders agreeing as to the treatment of any indebtedness secured by any party's Company Securities, (i) to contribute to Newco contemporaneously with and contingent upon the consummation of the Acquisition all Company Securities owned by such party as of the date hereof and
(ii) that upon such contribution, such Company Securities will be free of any liens, claims, charges, security interests, pledges or encumbrances of any kind (other than any of the foregoing created by or pursuant to this Agreement or as a result of applicable state and federal securities laws). Schedule I hereto contains a list of all Company Securities owned by each of Johnson and Liberty as of the date hereof, which list is true and correct in all material respects. To the extent that the parties are
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required prior to the Acquisition Date to advance funds to Newco in connection with the Acquisition, each party will enter into margin or other loan agreements on terms reasonably acceptable to such party (which terms may require such party to pledge all of the Company Securities owned by such party to such lender in connection with such loan) and to borrow such amounts (subject to margin rules) as may be required to satisfy such party's obligation to advance funds hereunder, and contribute or, if the parties so mutually agree, lend, the proceeds of such borrowings to Newco. The term "Company Securities" shall mean all shares of capital stock of the Company and all options, warrants and other rights to acquire capital stock of the Company.

       (b) The parties' equity interests in Newco shall be based upon the value of their respective contributions to Newco. For purposes of the foregoing, (i) all contributions of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be valued at the price per share of Class A Common Stock to be paid to unaffiliated stockholders of the Company in the Acquisition (the "Offer Price") and (ii) all contributions of options, warrants or other rights to acquire Company Securities will be valued at the spread between the Offer Price and the exercise price of such option, warrant or other right. Upon their contribution of Company Securities or cash to Newco in connection with the Acquisition, each of Johnson and Liberty will be issued equity interests in Newco which will be in proportion to the aggregate value of his or its contribution to Newco.

       (c) As soon as is reasonably practicable, the parties will negotiate in good faith the terms of a stockholders' agreement or similar arrangement which should include, among other
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things, provisions (i) relating to the governance of Newco and the Company following the Acquisition Date and (ii) providing for reasonable liquidity for each of the parties.

       3.  Financing.  The parties agree to work together to arrange appropriate
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financing for the Acquisition and matters related thereto as previously discussed by the parties, and the parties' obligations hereunder are conditioned upon the obtaining of such financing on terms and conditions reasonably acceptable to each party. In the event the parties are required to obtain financing prior to the Acquisition, the parties agree to cooperate with respect to the obtaining of such financing and to coordinate such interim financing with the permanent financing for the Acquisition.

       4.  Representations and Warranties of Johnson.  Johnson represents and
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warrants to Liberty that:  this Agreement has been duly executed and delivered by Johnson and, assuming the due execution and delivery thereof by Liberty, is a valid and binding obligation of Johnson, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; the execution and delivery of this Agreement and the performance of Johnson's obligations hereunder will not conflict with or result in a material breach or violation of (i) any material agreement to which Johnson is a party or by which he or his property are bound, or (ii) assuming expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), without objection to the transactions contemplated hereby by the Department of
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Justice (the "DOJ") or the Federal Trade Commission (the "FTC"), any applicable law or regulation; except for certain Delaware stockholder suits, there is no action, suit, proceeding or investigation pending or, to the best of Johnson's knowledge, threatened against Johnson, Liberty, Newco, the Company or their respective affiliates relating to the transactions contemplated by this Agreement, including, without limitation, the Acquisition; except for filings under the HSR Act, no consent, approval or authorization of, or any registration, qualification or filing with, any governmental agency or authority or any other person is required in order for Johnson to execute, deliver and perform his obligations under this Agreement; except as set forth on Schedule II, Johnson is the record and beneficial owner of the Company Securities listed below his name on Schedule I hereto, such Company Securities have been validly issued, are fully paid and non-assessable, and such Company Securities are free of any liens, claims, charges, security interests, pledges or encumbrances of any kind (other than any of the foregoing created herein or hereby or as a result of applicable state and federal securities laws); and other than as set forth in Schedule I, Johnson does not beneficially own any Company Securities.

       5.  Representations and Warranties of Liberty.  Liberty represents and
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warrants to Johnson that:  (a) Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver and perform this Agreement, and the performance of Liberty's obligations hereunder have been duly authorized by all necessary action (corporate or other) on the part of Liberty; (b) this Agreement has been duly executed and delivered by Liberty and, assuming the due execution and delivery hereof by Johnson, is a valid and binding obligation of Liberty, enforceable in accordance
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with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; (c) the execution and delivery of this Agreement and the performance of Liberty's obligations hereunder will not conflict with or result in a material breach or violation of (i) any material agreement to which Liberty is a party or by which Liberty or its property is bound, or (ii) assuming expiration of all applicable waiting periods under the HSR Act without objection to the transactions contemplated hereby by the DOJ or the FTC, any applicable law or regulation; (d) except for certain Delaware stockholder suits, there is no action, suit, proceeding or investigation pending or, to the best of Liberty's knowledge, threatened against Liberty, Johnson, Newco, the Company or their respective affiliates relating to the transactions contemplated by this Agreement, including, without limitation, the Acquisition; (e) except for filings under the HSR Act, no consent, approval or authorization of, or any registration, qualification or filing with, any governmental agency or authority or any other person is required in order for Liberty to execute, deliver and perform its obligations under this Agreement; (f) except as set forth on Schedule III
Liberty is the record and beneficial owner of the Company Securities listed below its name on Schedule I hereto, such Company Securities have been validly issued, are fully paid and non-assessable, and such Company Securities are free of any liens, claim charges, security interests, pledges, or encumbrances of any kind (other than any of the foregoing created herein or hereby or as a result of applicable state and federal securities laws); and (g) other than as set forth in Schedule I, neither Liberty nor Tele-Communications, Inc. ("TCI")
beneficially owns any Company Securities.
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       6.  Covenants of Liberty and Johnson.  (a) Each of Liberty and Johnson
           --------------------------------
agree that it or he will (i) vote all shares of Company Common Stock in respect of which it or he has, directly or indirectly, the power to vote or control the voting of, in favor of the Acquisition; (ii) vote all shares of Company Common Stock in respect of which it or he has, directly or indirectly, the power to vote or control the voting of, against any Alternative Transaction (as defined below); (iii) except for the contribution contemplated by Section 2 hereof, not sell or dispose of any Company Securities owned (now or at any time prior to the Acquisition), directly or indirectly, by it or him, (iv) not enter into any agreement, arrangement or understanding with any other person the effect of which is to limit or restrict its or his right to vote any shares of Company Common Stock in accordance with the terms of this Agreement; (v) not enter into any agreement, arrangement or understanding with any other person with respect to the purchase, sale or voting of shares of Company Common Stock; and (vi) not solicit any Alternative Transaction; provided, however, that the parties
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acknowledge and agree that the matters referred to in clauses (v) and (vi) above shall not restrict or limit actions taken by Johnson or any officer or director of Liberty or TCI serving on the Board of Directors of the Company, provided that such actions are taken in such person's capacity as a director of the Company pursuant to such person's fiduciary duties.

       (b) For purposes of this Agreement, an "Alternative Transaction" means a transaction or series of related transactions (other than the Acquisition) resulting in (a) any change of control of the Company, (b) any merger or consolidation of the Company in which another person acquires 25% or more of the aggregate voting power of all voting securities of
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it or the surviving corporation, as the case may be, (c) any tender offer or exchange offer for, or any acquisitions of, any securities of the Company which, if consummated, would result in another person owning 25% or more of the aggregate voting power of all voting securities of the Company or (d) any sale or other disposition of assets of the Company or any of its subsidiaries if the fair market value of such assets exceeds 25% of the aggregate fair market value of the assets of the Company and its subsidiaries taken as a whole before giving effect to such sale or other disposition.

       7.  Regulatory Approvals.  The obligations of the parties under
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Sections 1 and 2 of this Agreement are conditioned upon the receipt of all necessary governmental and agency approvals required for the consummation of the transactions contemplated hereby, including but not limited to, compliance with all securities laws and the expiration or termination of all applicable waiting periods under the HSR Act.

       8.  Fees and Expenses.  All costs and expenses incurred in connection
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with this Agreement and the transactions contemplated hereby shall be paid or reimbursed by Newco following the Acquisition, or if the Acquisition is not consummated, then paid by the parties in proportion to their respective equity interests in Newco (assuming for such purpose that each party had contributed all Company Securities beneficially owned by it in accordance with Section 2). In the event that the Acquisition is not consummated and the Company makes any payment to Newco pursuant to the terms of a definitive Acquisition Agreement, then the proceeds of such
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payment will be allocated first to the payment of the foregoing costs and expenses, and thereafter to Johnson and Liberty in accordance with their respective equity interests in Newco.

       9.  Indemnification.  If, after Newco and the Company enter into a
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definitive acquisition agreement (the "Acquisition Agreement"), either party
(the "Acting Party") breaches or causes Newco to breach such Acquisition Agreement (including, but not limited to, as a result of any breach of any representation, warranty or covenant in this Agreement) and the Company thereafter (x) terminates such Acquisition Agreement and (y) asserts a claim or cause of action against Newco or the parties, then the Acting Party shall indemnify the other party for any loss, damage, or expense (including reasonable legal fees and expenses) arising out of or relating to such claim or cause of action. This right of indemnification shall apply notwithstanding the status of the parties as joint and several obligors under the Acquisition Agreement. If both parties have contributed to cause the events described in the first sentence of this Section, then liability will be allocated between the parties in proportion to their relative fault.

       10. Salomon Engagement Letter.  (a)  Johnson and Liberty intend to enter
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into an engagement letter (the "Engagement Letter", which term shall include for purposes of this Agreement any related indemnification letter or agreement) with Salomon Brothers Inc ("Salomon") retaining Salomon as the financial advisor for Johnson and Liberty in connection with the Acquisition. Johnson and Liberty agree that (i) any amounts payable to Salomon under the Engagement Letter prior to the consummation of the Acquisition shall be paid by the parties in proportion to their respective equity interests in Newco (assuming for such purpose that each
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party had contributed all Company Securities beneficially owned by it in accordance with Section 2 and (ii) any amounts payable to Salomon under the Engagement Letter upon the consummation of the Acquisition shall be paid or reimbursed by the Company, or the entity succeeding to the Company's business, following the Acquisition.

       (b) The parties anticipate that the Engagement Letter will contain certain joint and several obligations of Johnson and Liberty to indemnify Salomon and/or certain other persons specified in the Engagement Letter (the "Indemnified Persons") against certain liabilities. Johnson and Liberty agree that if any act or omission of a party gives rise to an obligation to indemnify any Indemnified Person (including, but not limited to, as a result of any breach of a representation or warranty of such party contained in the Engagement Letter or the failure by such party to perform any obligations undertaken by it in the Engagement Letter) or gives rise to a cause of action by Salomon against the parties pursuant to the Engagement Letter, then, notwithstanding that the parties may be jointly and severally liable for such loss, damage or expense pursuant to the Engagement Letter, such breaching or defaulting party shall indemnify the other party for any loss, damage or expense such other party may incur or suffer as a result of such act or omission. If the acts or omissions of both parties cause or contribute to such loss, damage or expense, then such loss, damage or expense shall be allocated between Johnson and Liberty in proportion to the relative fault of each party. In the event that (i) the Acquisition is not consummated and this Agreement is terminated and (ii) either Johnson or Liberty (or an affiliate thereof) subsequently seeks or proposes to acquire all or a significant portion of the Company's equity securities or assets, without the participation of the other party (a "Subsequent Attempt"), then the party
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engaging in the Subsequent Attempt shall indemnify and hold harmless the other party (the "Non-Acquiring Party") from any loss, damage or reasonable expense incurred in connection with (x) claims which arise out of or relate to the Subsequent Attempt and which assert that the Non-Acquiring Party is engaged in or responsible for the Subsequent Attempt in the capacity of a bidder or acquiror, or (y) claims made against the Non-Acquiring Party pursuant to paragraph 5 of the Engagement Letter.

       11.  Governing Law.  This letter shall be governed by and construed in
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accordance with the substantive law of the State of New York without regard to conflict of law principles thereof.

       12.  Termination.  This Agreement may be terminated (a) by the mutual
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agreement of the parties or (b) by either party if the Acquisition has not been consummated on or before June 30, 1998. In the event this Agreement is terminated, the parties agree to take such actions as may be necessary in order to terminate the Engagement Letter simultaneous with the termination of this Agreement.

       13.  Binding Obligation.  It is understood that this Agreement
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constitutes alegally binding obligation of the parties hereto.

       14.  Severability.  If one or more provisions of this Agreement are held
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to be invalid or unenforceable under applicable law, portions of such provisions, or such provisions in
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their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms; provided, however, that to the extent either party considers such invalid
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or unenforceable provision to be an essential or material provision of this
Agreement, the parties shall negotiate in good faith to include a replacement provision for such invalid or unenforceable provision, which provision maintains for the parties the relative benefits and obligations attributable to such invalid or unenforceable provision.

       15.  Counterparts.  This Agreement may be executed in multiple identical
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counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

       16.  No Third-Party Beneficiaries.  No provision of this Agreement is
            ----------------------------
intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

       17.  Disputes.  The parties shall use their reasonable best efforts to
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resolve any dispute or controversy arising under this Agreement (a "Dispute,"
which term shall not include any failure to agree or disagreement of the type referred to in the penultimate sentence of Section 1 hereof). Before instituting any formal proceedings with regard to any Dispute, Johnson and the Chief Executive Officer of Liberty shall meet personally to discuss and attempt to resolve the Dispute. If Johnson and the Chief Executive Officer of Liberty are unable to resolve such Dispute within a reasonable period of time after the commencement of such informal discussions, then upon notice from one party to the other the Dispute shall be resolved by arbitration by a panel of
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three arbitrators in accordance with the rules of the American Arbitration
Association (the "AAA"), whose decision shall be final, binding and non-appealable. The venue for such arbitration shall be the Washington D.C. metropolitan area. The expenses of both parties in the arbitration, including reasonable attorneys' fees and arbitration expenses, shall be paid by the party that does not prevail in such arbitration. If each party prevails in part, the arbitrators will determine the appropriate allocation of expenses among the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party agrees to be bound by the decision of the arbitrators and not to initiate legal proceedings in any court to have such decision overturned or reversed on any grounds.
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       If the foregoing terms are acceptable to you, please indicate your agreement by executing and returning the enclosed copy of this letter as indicated.

                       Very truly yours,

                       LIBERTY MEDIA CORPORATION



                       By: /s/ Robert R. Bennett
                          -------------------------------------
                           Name:  Robert R. Bennett
                           Title: President and
                                  Chief Executive Officer

Accepted and Agreed to:


/s/ Robert L. Johnson
------------------------------
Robert L. Johnson